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                                                                    Exhibit 4.31


                      FIRST AMENDMENT TO SECURITY AGREEMENT


         THIS FIRST AMENDMENT TO SECURITY AGREEMENT made on July 23, 2000, by and between SUN HYDRAULICS CORPORATION, a Florida corporation ("Debtor"), and NORTHERN TRUST BANK OF FLORIDA, N.A. ("Secured Party").

                              W I T N E S S E T H :

         WHEREAS, Debtor is the borrower under an existing loan ("Loan") from Secured Party in the principal amount of $7,500,000.00, which is currently evidenced by a noted dated July 23, 1999 payable as provided therein ("Note"), and

         WHEREAS, the Loan is secured by certain property described in the security agreement entered into between Debtor and Secured Party dated July 23, 1999 ("Security Agreement"), and

         WHEREAS, Debtor is also the borrower under an existing revolving line of credit loan in the amount of $5,000,000.00 made by Secured Party to Debtor and evidenced by a renewal master note dated July 23, 1999 ("Master Renewal Note"), which existing revolving line of credit loan and Master Renewal Note are referenced in the default paragraph contained on page 2 of the Security Agreement, and

         WHEREAS, Debtor has requested that Secured Party renew and increase the existing line of credit loan, and Secured Party has agreed to do so provided Debtor, among other things, enter into this First Amendment to Security Agreement.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein contained and the agreement by Secured Party to renew and increase the revolving line of credit, the parties hereto agree as follows:

         1. Subparagraph (f) of the "default" paragraph contained in the second full paragraph on page 2 of the Security Agreement is hereby amended in its entirety and the following substituted therefor:

            f. The default by Debtor or any party obligated under the Note or any Guaranty thereof in the payment or performance of any obligation, covenant, agreement, or liability contained in any other mortgage, note, obligation or agreement held by Secured Party, including but not limited to that certain revolving line of credit loan in the amount of $7,500,000 made by Secured Party to Debtor and evidenced by Renewal Master Note dated ________, 2000.

         2. Except as specifically amended hereby, all of the terms, covenants, and conditions of the Security Agreement shall remain in full force and effect.




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         IN WITNESS WHEREOF, the parties hereto have executed this First
Amendment to Security Agreement on the day and year first above written.

                                         SUN HYDRAULICS CORPORATION,
                                         a Florida corporation

                                         By: /s/ Richard J. Dobbyn
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                                                 Richard J. Dobbyn
                                                 As its Chief Financial Officer

                                                        DEBTOR

                                         NORTHERN TRUST BANK OF FLORIDA, N.A.

                                         By: /s/ Terence E. McGannon
                                             ----------------------------------
                                                 Terence E. McGannon
                                                 As its Vice President

                                                    SECURED PARTY














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